As filed with the Securities and Exchange Commission on May 3, 2016

Registration No. 333-37588

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1

CROWN MEDIA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-1524410
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12700 Ventura Boulevard, Suite 200
Studio City, CA	91604
(Address of Principal Executive Offices)	(Zip Code)

CROWN MEDIA HOLDINGS, INC. 2000 LONG TERM INCENTIVE PLAN

(Full title of the plan)

Charles Stanford

General Counsel

Crown Media Holdings, Inc.

12700 Ventura Boulevard

Studio City, California 91604

(Name and address of agent for service)

(818) 755-2400

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. (Check one):

Large accelerated filer	☐		Accelerated filer	☒
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Crown Media Holdings, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to its Registration Statement on Form S-8 (Registration No. 333-37588, the “Registration Statement”) to deregister any and all securities that remain unsold under the Registration Statement.

On May 2, 2016, the Registrant completed the previously announced merger (the “Merger”) pursuant to which CM Merger Co., a newly-formed Delaware corporate subsidiary of Hallmark Cards, Incorporated (“Hallmark”), merged with and into the Registrant, with the Registrant as the surviving corporation. As a result of the Merger, all of the shares of the Registrant’s Class A common stock, par value $0.01 per share (the “Shares”), not owned directly or indirectly by Hallmark or its affiliates were converted into the right to receive $5.05 per Share in cash, without interest. As a result of the Merger, the Registrant became a wholly owned subsidiary of Hallmark, and the Registrant terminated all offers and sales of its securities registered pursuant to the Registration Statement.

In accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities of the Registrant registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Studio City, State of California, on May 3, 2016.

CROWN MEDIA HOLDINGS, INC.

By:	/s/ Andrew Rooke
Andrew Rooke
Executive Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.